As filed with the Securities and Exchange Commission on May 18, 2020

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RENASANT CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	64-0676974
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

209 Troy Street, Tupelo, Mississippi	38804-4827
(Address of principal executive offices)	(Zip Code)

RENASANT CORPORATION
2020 LONG-TERM INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Copy to:
C. MITCHELL WAYCASTER	MARK W. JEANFREAU
President and Chief Executive Officer	General Counsel
Renasant Corporation	Renasant Corporation
209 Troy Street	209 Troy Street
Tupelo, Mississippi 38804-4827	Tupelo, Mississippi 38804-4827
(662) 680-1001	(662) 680-1445
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $5.00 per share	1,800,000 shares	$20.34	$36,612,000	$4,753
(1)This Registration Statement registers the common stock of Renasant Corporation (the “Company”), par value $5.00 per share, issuable under the Renasant Corporation 2020 Long-Term Incentive Compensation Plan (the “2020 Plan”), which was approved by the Company’s shareholders on April 28, 2020.
(2)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Company common stock that become issuable under the 2020 Plan by reason of any stock dividend, stock split, recapitalization or other anti-dilution provision contained in the 2020 Plan.
(3)Determined in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average high and low prices of Company common stock as reported on The Nasdaq Stock Market on May 13, 2020.

EXPLANATORY NOTE

        This Registration Statement on Form S-8 (the “Registration Statement”) registers an aggregate of 1,800,000 shares of common stock, par value $5.00 per share (“Common Stock”), of Renasant Corporation (the “Company”) authorized and reserved for issuance under the Renasant Corporation 2020 Long-Term Incentive Compensation Plan (the “2020 Plan”), consisting of 1,627,712 newly-reserved shares and 172,288 shares authorized and reserved for issuance under the Company’s 2011 Long-Term Incentive Compensation Plan, which shares were previously registered on Forms S-8, Registration Nos. 333-179973 (filed with the Securities and Exchange Commission (the “Commission”) on March 7, 2012), 333-207620 (filed with the Commission on October 26, 2015) and 333-213050 (filed with the Commission on August 10, 2016) and remain unused.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The prospectus containing information required by Part I of Form S-8 relating to this Registration Statement is omitted in accordance the note to Part I of Form S-8. Each holder of an equity award under the 2020 Plan will be furnished with a copy of the prospectus or documents containing the information specified in Part I of Form S-8, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules of the Commission, the prospectus for the 2020 Plan is not being filed with or included in this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The Company incorporates by reference into this Registration Statement the following documents it has filed with the Commission:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 27, 2020;

(2) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 7, 2020;
(3) The Company’s Current Reports on Form 8-K filed with the Commission on April 15, 2020, April 30, 2020 and May 8, 2020; and

(4) The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A (No. 001-13253) filed with the Commission on April 28, 2005, as amended by Amendment No. 1 to Form 8-A Registration Statement filed with the Commission on April 19, 2007, and including any other amendments or reports filed for the purpose of updating such description.

To the extent that any information contained in any report on Form 8-K or any exhibit thereto was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference herein.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, provided that any document or information contained in such filings that is deemed “furnished” to, or is otherwise not deemed “filed” with, the Commission in accordance with Commission rules, including, but not limited to, the Company’s compensation committee report and performance graph and information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits, shall not be deemed incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

        Not applicable.

Item 5.  Interests of Named Experts and Counsel.

        The law firm of Phelps Dunbar LLP has furnished an opinion upon the validity of the securities being registered under this Registration Statement. Partners of the firm may own shares of the Company’s Common Stock.

Item 6.  Indemnification of Directors and Officers.

Provisions of Mississippi Business Corporation Act

The Mississippi Business Corporation Act (“MBCA”) empowers a Mississippi corporation such as Renasant Corporation to indemnify an individual who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind because he is a director of the corporation, or because he served at the corporation’s request as a director, officer, manager, trustee, partner, employee or agent of another entity or employee benefit plan, against a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the proceeding, if:

•he conducted himself in good faith;
•he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was at least not opposed to the best interests of the corporation (with respect to an employee benefit plan, this means the director’s conduct was reasonably believed to be in the best interests of the plan’s participants and beneficiaries); and
•in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may also indemnify an individual who engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Section 79-4-2.02(b)(5) of the MBCA. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Unless ordered by a court pursuant to Section 79-4-8.54 of the MBCA, a corporation may not indemnify a director in connection with:

•a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MBCA described above; or
•any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

The MBCA further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to the corporation: (1) a signed written affirmation of his good faith belief that he has met the relevant standard of conduct under the MBCA described above or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MBCA; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MBCA and it is ultimately determined under the MBCA that he has not met the relevant standard of conduct described in the MBCA. The undertaking required must be an unlimited general obligation of the director. It need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

A corporation may not indemnify a director as described above unless authorized by:

•the board of directors if there are two or more qualified directors, by a majority vote of all the qualified directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more qualified directors appointed by such a vote;
•special legal counsel selected in accordance with the MBCA; or
•the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a qualified director may not be voted on the authorization.

In addition, a director may apply for indemnification and/or an advance of expenses to the court conducting the proceeding to which the director is a party in accordance with Section 79-4-8.54 of the MBCA.

A corporation may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director and, if the officer is not a director or is a party to the proceeding solely on the basis of his acts or omissions as an officer, to such further extent as provided in the corporation’s articles of incorporation or bylaws or a resolution of the corporation’s board of directors or by contract. Notwithstanding the foregoing, an officer may not be indemnified for conduct for which a director may not be indemnified as provided above or for an intentional violation of law or infliction of harm on the corporation or its shareholders.

Bylaws of the Company

The Amended and Restated Bylaws of the Company contain indemnification provisions that require the Company to indemnify any director or officer made party to any proceeding if such director or officer met the requisite standard of conduct set forth in the bylaws and such indemnification is not otherwise prohibited by Mississippi or federal law. The required standard of conduct under the bylaws is the same as that under the MBCA. Under the bylaws, the determination whether a director or officer met the required standard of conduct is made by the board of directors, special legal counsel, if there are fewer than two disinterested directors on the board of directors, or by the Company’s shareholders. The advancement of expenses is also mandatory under the Company’s bylaws, provided that the director or officer makes deliveries analogous to those required under the MBCA and such advancement is authorized as provided under the MBCA. Similarly, the Company is prohibited from indemnifying a director or officer under the same circumstances as provided in the MBCA. The indemnification and insurance provisions in the Company’s bylaws are subject to the limitations and prohibitions imposed by federal law including, without limitation, the Securities Act and the Federal Deposit Insurance Act, as amended, and any implementing regulations concerning indemnification.

The Company’s Articles of Incorporation do not address indemnification of directors and officers.

The Company also maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities.

Item 7.  Exemption from Registration Claimed.

        Not applicable.

Item 8.  Exhibits.

        Exhibit No. Description of Exhibit

        4.1 Articles of Incorporation of Renasant Corporation, as amended (filed as exhibit 3.1 to the Company’s Form 10-Q filed with the Commission on May 10, 2016 and incorporated herein by reference)

        4.2 Amended and Restated Bylaws of Renasant Corporation (filed as exhibit 3(ii) to the Company’s Form 8-K filed with the Commission on July 20, 2018 and incorporated herein by reference)

        4.3 Renasant Corporation 2020 Long-Term Incentive Compensation Plan (filed as exhibit 10.1 to the Company’s Form 8-K filed with the Commission on May 8, 2020 and incorporated herein by reference)enasant Corporation 2020 Long-Term Incentive Compensation Plan (filed as exhibit 10.1 to the Company’s Form 8-K filed with the Commission on May 8, 2020 and incorporated herein by reference)

        5.1 Opinion of Phelps Dunbar LLP

        23.1 Consent of Horne LLP

        23.2 Consent of Phelps Dunbar LLP (included in the opinion filed as Exhibit 5.1 hereto)

        24.1 Power of Attorney (included on the signature page of this Registration Statement)

Item 9.  Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on this 18th day of May, 2020.

              RENASANT CORPORATION

              By: /s/ C. Mitchell Waycaster
C. Mitchell Waycaster
President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned directors and officers of Renasant Corporation, constitute and appoint E. Robinson McGraw, C. Mitchell Waycaster and Kevin D. Chapman, and each or either of them (with full power to each act alone), our true and lawful agents and attorneys-in-fact, for us and on our behalf and in our name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file with the Securities and Exchange Commission (or any other governmental or regulatory authority) any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable Renasant Corporation to comply with the Securities Act of 1933, as amended, and other federal and state securities laws, in connection with the Renasant Corporation 2020 Long-Term Incentive Compensation Plan, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: May 18, 2020	by:	/s/ Kevin D. Chapman Kevin D. Chapman, Chief Financial and Operating Officer (Principal Financial and Accounting Officer)
Date: May 18, 2020	by:	/s/ Gary D. Butler Gary D. Butler, Director
Date: May 18, 2020	by:	/s/ Donald Clark, Jr. Donald Clark, Jr., Director
Date: May 18, 2020	by:	/s/ John M. Creekmore John M. Creekmore, Director
Date: May 18, 2020	by:	/s/ Albert J. Dale Albert J. Dale, Director
Date: May 18, 2020	by:	/s/ Jill V. Deer Jill V. Deer, Director
Date: May 18, 2020	by:	/s/ Marshall H. Dickerson Marshall H. Dickerson, Director
Date: May 18, 2020	by:	/s/ Connie L. Engel Connie L. Engel, Director
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Date: May 18, 2020	by:	/s/ John T. Foy John T. Foy, Director
Date: May 18, 2020	by:	/s/ R. Rick Hart R. Rick Hart, Director
Date: May 18, 2020	by:	/s/ Richard L. Heyer, Jr. Richard L. Heyer, Jr., Director
Date: May 18, 2020	by:	/s/ Neal A. Holland, Jr. Neal A. Holland, Jr., Director
Date: May 18, 2020	by:	/s/ E. Robinson McGraw E. Robinson McGraw, Chairman of the Board and Executive Chairman
Date: May 18, 2020	by:	/s/ C. Mitchell Waycaster C. Mitchell Waycaster, President, Chief Executive Officer and Director (Principal Executive Officer)
Date: May 18, 2020	by:	/s/ Michael D. Shmerling Michael D. Shmerling, Director
Date: May 18, 2020	by:	/s/ Sean M. Suggs Sean M. Suggs, Director
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